UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 3, 2013

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 3, 2013, Immucor, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Gen-Probe Incorporated (“the “Seller”) pursuant to which the Company agreed to purchase all issued and outstanding capital stock of each of Gen-Probe Holdings, Inc. and Gen-Probe GTI Diagnostics Holding Company for a purchase price of $85 million, with the opportunity for the Seller to earn a contingent payment of $10 million if certain financial targets of the business are achieved in calendar year 2013.  The cash purchase price is subject to adjustment as described in the Purchase Agreement.  The proposed transaction is subject to customary regulatory approvals and closing conditions.

The foregoing description is qualified in its entirety by the terms of the Stock Purchase Agreement, which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01 Other Events.

On January 3, 2013, the Company issued a press release announcing the execution of the Stock Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1	Stock Purchase Agreement by and between the Company and Gen-Probe Incorporated dated as of January 3, 2013*†.
99.1	Press Release, dated January 3, 2013.

* The exhibits referenced in the Stock Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission (SEC) upon request.

†Immucor has applied for confidential treatment of certain provisions of this exhibit with the SEC. The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the SEC pursuant to Immucor’s request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: January 9, 2013	By:	/s/ Dominique Petitgenet
Dominique Petitgenet
Vice President and Chief Financial Officer